Exhibit 3.2

                       LIMITED LIABILITY COMPANY AGREEMENT

                                       OF

                            FRANKLIN RECEIVABLES LLC


            LIMITED LIABILITY COMPANY AGREEMENT of FRANKLIN RECEIVABLES LLC (the "Company") dated as of June 8, 1998 by FRANKLIN CAPITAL CORPORATION, a Utah corporation (the "Managing Member" and together with any persons admitted as members of the Company pursuant hereto, the "Members").


                              W I T N E S S E T H :

            WHEREAS, the Company was formed as a limited liability company pursuant to the Delaware Limited Liability Company Act (6 Del.C. ss. 18-101, et seq.), as it may be amended from time to time (the "Act");

            WHEREAS, the Members desire to enter into this Agreement to establish herein their respective rights and obligations in connection with the business and operations of the Company;

            NOW, THEREFORE, in consideration of the premises and the covenants and provisions hereinafter contained, the Members hereby agree as follows:


                                    ARTICLE I
                        ORGANIZATIONAL AND OTHER MATTERS

            SECTION 1.01. Formation. The Company was formed as a limited liability company under the provisions of the Act by the filing on June 2, 1998 of a Certificate of Formation (the "Certificate of Formation") with the Secretary of State of the State of Delaware. The rights and liabilities of the Members shall be as provided in the Act, except as is otherwise expressly provided herein.

            SECTION 1.02. Name. The name of the Company shall be FRANKLIN RECEIVABLES LLC and the business of the Company shall be conducted under such name.

            SECTION 1.03. Principal Office. The principal office of the Company shall be at 47 West 200 South, Salt Lake City, UT, or such other place as the Members may from time to time determine.

            SECTION 1.04. Term. The Company shall commence on the date of


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filing of the Certificate of Formation, and the term of the Company shall continue until the dissolution of the Company as provided by law.

            SECTION 1.05. Limited Liability. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be the debts, obligations and liabilities solely of the Company, and no Member shall be obligated personally for any of such debts, obligations or liabilities solely by reason of being a Member.


                                   ARTICLE II
                               PURPOSE AND POWERS

            SECTION 2.01. Purpose of the Company. The Company may buy and sell receivables, loans and other financial assets and may act as depositor or seller to trusts and other entities formed to acquire or finance such assets.

            SECTION 2.02. Powers of the Company. The Company shall have the power to do any and all acts reasonably necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purpose and business described in Section 2.01 and for the protection and benefit of the Company.


                                   ARTICLE III
                              CAPITAL CONTRIBUTIONS

            SECTION 3.01. Capital Contributions. Any capital contributions made to the Company will be made by the Members as follows: 100% by the Managing Member.


                                   ARTICLE IV
                                  DISTRIBUTIONS

            SECTION 4.01. Distribution of Proceeds. All distributions and allocations of items of income, gain, loss and deduction shall be made 100% to the Managing Member.



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                                    ARTICLE V
                            MANAGEMENT OF THE COMPANY

            SECTION 5.01. General. The management of the Company shall be vested in the Managing Member or, pursuant to Section 18-407 of the Act, the Managing Member may delegate it's rights and powers to manage the business of the Company to one or more other persons, including without limitation, persons designated as officers or directors of the Company.


                                   ARTICLE VI
                           DISSOLUTION AND LIQUIDATION

            SECTION 6.01. Dissolution. The Company shall not dissolve or terminate until the winding up of the affairs of the Company is completed, the assets of the Company shall have been distributed as provided below and a Certificate of Cancellation of the Company under the Act has been filed with the Secretary of State of the State of Delaware.

            SECTION 6.02. Liquidation. Sole and plenary authority to effectuate the liquidation of the assets of the Company shall be vested in the Managing Member, which shall have full power and authority to sell, assign and encumber any and all of the Company's assets and to wind up and liquidate the affairs of the Company in an orderly and business-like manner. The proceeds of liquidation of the assets of the Company distributable in connection with a dissolution and winding up of the Company shall be applied in the following order of priority:

            (i) first, to the creditors of the Company, including the Managing Member, if a creditor, in the order of priority provided by law, in satisfaction of all liabilities and obligations of the Company (of any nature whatsoever, including, without limitation, fixed or contingent, matured or unmatured, legal or equitable, secured or unsecured), whether by payment or the making of reasonable provision for payment thereof; and

            (ii) thereafter, to the Managing Member.




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            SECTION 6.03. Winding Up and Certificate of Cancellation. The
winding up and dissolution of the Company shall be completed when all of its debts, liabilities, and obligations have been paid and discharged or reasonably adequate provision therefor has been made, and all of the remaining property and assets of the Company have been distributed to the Managing Member. Upon the completion of the winding up of the Company, a Certificate of Cancellation of the Company shall be filed with the Secretary of State of the State of Delaware.

                                   ARTICLE VII
                                    AMENDMENT

            SECTION 7.01. Amendment Procedures. This Agreement may be amended or modified only by a written instrument executed by all the Members. In addition, the terms or conditions hereof may be waived by a written instrument executed by the party waiving compliance. Additional Members may be admitted by amendment of this Agreement.




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            IN WITNESS WHEREOF, the parties hereto have entered into this
Agreement as of the date first written above.


                                    FRANKLIN CAPITAL CORPORATION

                                    By: /s/ Jennifer J. Bolt
                                        -----------------------------
                                        Name: Jennifer J. Bolt
                                        Title: President